WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


WERNER ENTERPRISES REPORTS FIFTH CONSECUTIVE QUARTER OF HIGHER OPERATING
                          REVENUES AND EARNINGS

Omaha, Nebraska, January 22, 2003:
---------------------------------

     Werner Enterprises, Inc. (Nasdaq:WERN-news), one of the nation's largest truckload transportation companies, today reported higher operating revenues and earnings for the fourth quarter ended December 31, 2002. Operating revenues increased 10% to $352.4 million compared to $320.5 million in fourth quarter 2001. Net income increased 28% to $17.6 million compared to $13.7 million in fourth quarter 2001. Earnings per share for fourth quarter 2002 were $.27 per share, or 27% higher than the $.21 per share earned in fourth quarter 2001.

     For the year, operating revenues of $1.341 billion in 2002 were 6% higher than the $1.271 billion in 2001. Net income increased 29% to $61.6 million in 2002, compared to $47.7 million in 2001. Earnings per share increased 27% to $.94 per share in 2002, compared to $.74 per share in 2001.

     "Our freight demand during fourth quarter continued to be consistently better than our weaker demand of fourth quarter a year ago," said Chairman and Chief Executive Officer, Clarence (C.L.) Werner. "Much of the improvement was achieved by executing our plan of limited fleet growth and maintaining a diversified freight base emphasizing consumer non-durable goods. I am pleased we raised our operating margin to 7.9% in fourth quarter 2002, compared to 7.1% for the same quarter a year ago. One significant factor contributing to the steady improvement is that we raised our revenue per mile by three cents a mile, compared to the same quarter a year ago. While we made good progress this year improving our revenue per mile, more progress is needed."

     The Company's daily ratio of "loads available to trucks available" improved beginning in mid-April of this year compared to the corresponding days of 2001. However, through today, freight demand in January 2003 has weakened and is comparable to the weaker freight demand in the corresponding period of January 2002. The Company's largest freight market, retail and consumer products, is about 55% of the Company's total freight base. This market experienced a holiday selling season that was generally below expectations. The Company's largest retail customers have, for the most part, reported lower positive same-store sales growth in recent months.

     We have been continuing to meet with our customers to explain the state of the industry and obtain rate increases. We continue to be diligent with our plans to keep fleet growth at a slower rate until our margin and return percentages are at least consistent with the historical percentages achieved during the 1990's. We fully expect that there will be good opportunity to accelerate fleet growth in the future as the economic environment improves or as more truckload capacity leaves the marketplace.

     Industry-wide truck capacity in the truckload sector is being limited due to a number of factors. There are continuing concerns with the new EPA-compliant diesel engines. Trucking company failures are continuing at a pace much higher than normal. Some truckload carriers are having extreme difficulty obtaining adequate trucking insurance coverage at a reasonable price. Equipment lenders have tightened their credit policies for truck financing. Many truckload carriers, including Werner Enterprises, have slowed their fleet growth plans and some have downsized their fleets to improve their operating margins and returns.

     Effective October 1, 2002, all newly manufactured truck engines must comply with the engine emission standards mandated by the Environmental Protection Agency (EPA). All truck engines manufactured prior to October 1, 2002 are not subject to these new standards. For the first time in the Company's history, there was inadequate time prior to implementation for the engine manufacturers to provide a sufficient sample of new engines for testing. The Company is testing two types of EPA-compliant engines. To delay the business risk of buying new engines until adequate testing is completed, during 2002 Werner Enterprises significantly increased the purchase of trucks with pre-October engines. This reduced the average age of the company truck fleet from 1.5 years at December 31, 2001 to 1.2 years as of December 31, 2002. The Company received its remaining deliveries of new trucks with pre-October engines from its truck manufacturers in January 2003. The Company expects its new truck purchases during the rest of the first half of 2003 will be much lower than 2002. Truck purchases in the second half of 2003 will depend on the Company's ongoing testing and evaluation of the new engines.

     Because of truckload carrier concerns with new truck engines and lower industry production of new trucks over the last three years, the resale value of Werner's premium used trucks has improved from the historically low values of 2001. Gains on sales of equipment are reflected as a reduction of Other Operating Expenses in the Company's income statement and amounted to a gain of $1.7 million in fourth quarter 2002 compared to a loss of $0.2 million in fourth quarter of 2001, or an improvement of two cents per share. The Company expects its used truck pricing may remain better than 2001 for the near future. However, to the extent the Company purchases fewer new trucks in 2003, it may have fewer used trucks to sell in 2003. The extent of the Company's sales of used trucks in 2003 will depend on the ongoing testing of the new engines, freight demand, driver availability, and used truck pricing.

     Average diesel fuel prices during fourth quarter 2002 tracked at the second highest, fourth quarter level in the last six years. Prices during fourth quarter 2001 gradually declined as the quarter progressed. As a result, diesel fuel prices averaged about 20 cents per gallon higher in fourth quarter 2002. Fuel prices so far in January 2003 are tracking about 35 cents per gallon higher than the same period a year ago. To lessen the effect of fluctuating fuel prices on the Company's margins, Werner collects fuel surcharge revenues from its customers. These surcharge programs, which automatically adjust weekly through fuel surcharge price brackets, continued in effect. However, when fuel prices are increasing, the Company does not immediately recover the price increase until the price reaches a higher surcharge price bracket. The Company recouped much of the higher cost of fuel, except for miles not billable to customers, out-of-route miles, and truck engine idling. Fuel surcharge revenues were $5.4 million higher in fourth quarter 2002 than fourth quarter 2001. Higher fuel expense, net of fuel surcharge revenues, reduced earnings per share during fourth quarter 2002 by four cents per share compared to fourth quarter 2001.

     On November 15, Werner Enterprises previously announced a joint agreement to sell a portion of Werner's ownership interest in Transplace, a leading provider of transportation logistics services, to J.B. Hunt Transport Services, Inc. The sale was finalized on December 31, 2002 and reduced the Company's ownership stake in Transplace from 15.28% to 5%. Werner relinquished its seat on the Transplace Board of Directors. Transplace agreed to release Werner from restrictions on competition within the transportation logistics marketplace. The Company realized earnings of one cent per share during fourth quarter 2002, representing the Company's gain on sale of a portion of its ownership in Transplace, net of losses recorded on its investment in Transplace during the quarter. This is recorded as non-operating income in the Company's income statement.

         The Company's financial position remains very strong. Invested cash declined to $29.9 million due to the payoff of $30.0 million of debt and accelerated purchases of new trucks with pre-October engines during fourth quarter 2002. The Company's cash exceeds its only remaining debt of $20.0 million that matures in fourth quarter 2003. The Company has no truck or trailer operating leases and, therefore, has no off-balance sheet debt. Stockholders' equity has grown to $647.6 million, or over $10 per share. Cash flow from operations for fourth quarter 2002 was $48.5 million compared to $43.1 million in fourth quarter 2001. Capital expenditures, net, were $84.3 million in fourth quarter 2002 compared to $24.2 in fourth quarter 2001.

     "We look forward to the opportunities of 2003. Our new fleet, diversified freight base, proprietary operating technology, strong financial position, strong cash flow, and dedicated work force give me a great deal of confidence in the future success of Werner Enterprises," said C.L. Werner.




                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter      % of        Quarter      % of
                              Ended     Operating      Ended     Operating
                            12/31/02    Revenues     12/31/01    Revenues
                            --------    ---------    --------    ---------
Operating revenues          $352,380        100.0    $320,547        100.0
                            --------    ---------    --------    ---------
Operating expenses:
   Salaries, wages and
     benefits                128,093         36.4     118,477         37.0
   Fuel                       37,406         10.6      27,160          8.5
   Supplies and maintenance   30,006          8.5      29,940          9.3
   Taxes and licenses         25,788          7.3      23,829          7.4
   Insurance and claims       13,560          3.8      10,428          3.3
   Depreciation               32,347          9.2      28,935          9.0
   Rent and purchased
     transportation           54,019         15.3      53,884         16.8
   Communications and
     utilities                 3,837          1.1       3,778          1.2
   Other                        (551)        (0.1)      1,400          0.4
                            --------    ---------    --------    ---------
      Total operating
        expenses             324,505         92.1     297,831         92.9
                            --------    ---------    --------    ---------
Operating income              27,875          7.9      22,716          7.1
                            --------    ---------    --------    ---------

Other expense (income):
   Interest expense              541          0.1         760          0.2
   Interest income              (436)        (0.1)       (595)        (0.2)
   Other                        (454)        (0.1)        559          0.2
                            --------    ---------    --------    ---------
      Total other expense       (349)        (0.1)        724          0.2
                            --------    ---------    --------    ---------

Income before income taxes    28,224          8.0      21,992          6.9
Income taxes                  10,585          3.0       8,247          2.6
                            --------    ---------    --------    ---------
Net income                   $17,639          5.0     $13,745          4.3
                            ========    =========    ========    =========

Diluted shares outstanding    65,252                   64,768
                            ========                 ========
Diluted earnings per share      $.27                     $.21
                            ========                 ========


                                       OPERATING STATISTICS
                                    (Quarter Ended December 31)
                                        % Change
                                        --------
Average monthly miles per
  tractor                     10,238      (0.3%)       10,273
Average revenues per total
  mile (1)                    $1.257       2.4%        $1.227
Average revenues per loaded
  mile (1)                    $1.390       2.2%        $1.360
Average percentage of empty
  miles                         9.57%     (2.1%)         9.78%
Average tractors in service    8,145       4.9%         7,766
Average revenues per truck
  per week (1)                $2,969       2.0%        $2,910
Non-trucking revenues (in
  thousands)                 $25,822      28.5%       $20,091
Capital expenditures, net    $84,291                  $24,220
Cash flow from operations    $48,479                  $43,110
Total tractors (at quarter
  end)
     Company                   7,180                    6,640
     Owner-operator            1,020                    1,135
                             -------                  -------
          Total tractors       8,200                    7,775

Total trailers (at quarter
  end)                        20,880                   19,775


(1)  Net of fuel surcharge revenues.


                                       INCOME STATEMENT DATA
                             (In thousands, except per share amounts)

                              Year        % of         Year        % of
                              Ended     Operating      Ended     Operating
                            12/31/02    Revenues     12/31/01    Revenues
                          ----------    ---------  ----------    ---------
Operating revenues        $1,341,456        100.0  $1,270,519        100.0
                          ----------    ---------  ----------    ---------

Operating expenses:
   Salaries, wages and
     benefits                486,315         36.3     457,433         36.0
   Fuel                      125,189          9.3     131,498         10.3
   Supplies and maintenance  119,972          8.9     117,882          9.3
   Taxes and licenses         98,741          7.4      93,628          7.4
   Insurance and claims       51,192          3.8      41,946          3.3
   Depreciation              121,702          9.1     116,043          9.2
   Rent and purchased
     transportation          222,571         16.6     214,336         16.9
   Communications and
     utilities                14,808          1.1      14,365          1.1
   Other                       1,512          0.1       4,059          0.3
                          ----------    ---------  ----------    ---------
      Total operating
        expenses           1,242,002         92.6   1,191,190         93.8
                          ----------    ---------  ----------    ---------
Operating income              99,454          7.4      79,329          6.2
                          ----------    ---------  ----------    ---------

Other expense (income):
   Interest expense            2,857          0.2       3,775          0.3
   Interest income            (2,340)        (0.2)     (2,628)        (0.2)
   Other                         333          0.0       1,791          0.1
                          ----------    ---------  ----------    ---------
      Total other expense        850          0.0       2,938          0.2
                          ----------    ---------  ----------    ---------

Income before income taxes    98,604          7.4      76,391          6.0
Income taxes                  36,977          2.8      28,647          2.2
                          ----------    ---------  ----------    ---------
Net income                   $61,627          4.6     $47,744          3.8
                          ==========    =========  ==========    =========

Diluted shares outstanding    65,217                   64,147
                          ==========               ==========
Diluted earnings per share      $.94                    $0.74
                          ==========               ==========


                                       OPERATING STATISTICS
                                     (Year Ended December 31)
                                        % Change
                                        --------
Average monthly miles per
  tractor                     10,290      (0.1%)       10,305
Average revenues per total
  mile (1)                    $1.235       2.2%        $1.208
Average revenues per loaded
  mile (1)                    $1.366       1.8%        $1.342
Average percentage of empty
  miles                         9.59%     (3.7%)         9.96%
Average tractors in service    7,971       3.5%         7,698
Average revenues per truck
  per week (1)                $2,932       2.0%        $2,874
Non-trucking revenues (in
  thousands)                 $97,130      31.3%       $74,001
Capital expenditures, net   $237,790                 $126,152
Cash flow from operations   $226,271                 $226,920
Total tractors (at year
  end)
     Company                   7,180                    6,640
     Owner-operator            1,020                    1,135
                            --------                 --------
          Total tractors       8,200                    7,775

Total trailers (at year
  end)                        20,880                   19,775


(1)  Net of fuel surcharge revenues.




                                                  BALANCE SHEET DATA
                                                    (In thousands)



                                         12/31/02                 12/31/01
                                       ----------               ----------
ASSETS

Current assets:
   Cash and cash equivalents              $29,885                  $74,366
   Accounts receivable, trade, less
     allowance of $4,459 and $4,966,
     respectively                         131,889                  121,354
   Other receivables                       10,335                    8,527
   Inventories and supplies                 9,777                    8,432
   Prepaid taxes, licenses and permits     13,535                   12,333
   Other current assets                    24,128                   11,055
                                       ----------               ----------
      Total current assets                219,549                  236,067
                                       ----------               ----------

Property and equipment                  1,212,488                1,069,605
Less - accumulated depreciation           380,221                  354,122
                                       ----------               ----------
      Property and equipment, net         832,267                  715,483
                                       ----------               ----------

Other non-current assets                   11,062                   12,464
                                       ----------               ----------

                                       $1,062,878                 $964,014
                                       ==========               ==========

LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Accounts payable                       $50,546                  $33,188
   Current portion of long-term debt       20,000                   30,000
   Insurance and claims accruals           47,358                   40,254
   Accrued payroll                         18,374                   15,008
   Current deferred income taxes           17,710                   20,473
   Other current liabilities               11,885                   13,334
                                       ----------               ----------
      Total current liabilities           165,873                  152,257
                                       ----------               ----------

Long-term debt, net of current portion          -                   20,000

Insurance and claims accruals,
  net of current portion                   47,801                   38,801

Deferred income taxes                     201,561                  162,907

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     64,427,173 shares issued;
     63,781,288 and 63,636,216 shares
     outstanding, respectively                644                      644
   Paid-in capital                        107,527                  106,058
   Retained earnings                      547,467                  490,942
   Accumulated other comprehensive loss      (216)                     (43)
   Treasury stock, at cost; 645,885
     and 790,957 shares, respectively      (7,779)                  (7,552)
                                       ----------               ----------
      Total stockholders' equity          647,643                  590,049
                                       ----------               ----------
                                       $1,062,878                 $964,014
                                       ==========               ==========


       Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 8,200 trucks and 20,880 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.